EXHIBIT 99



              CAUTIONARY STATEMENT UNDER SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         Glenayre Technologies, Inc. ("Glenayre" or the "Company") sets forth below the following cautionary statement identifying important factors that could cause the Company's actual results to differ materially from those projected in any forward looking statements made by or on behalf of the Company. These cautionary statements are made pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both enacted pursuant to the Private Securities Litigation Reform Act of 1995.

POTENTIAL MARKET CHANGES RESULTING FROM RAPID TECHNOLOGICAL ADVANCES

         Glenayre's business is primarily focused on paging and is subject to competition from alternative forms of communication. In addition, Glenayre's business is also focused on the wireless telecommunications industry. The wireless telecommunications industry is characterized by, and subject to, rapid and significant technological change and future technological advances, including digital-based cellular telephone systems, which may result in the availability of new services or products which compete, directly or indirectly, with Glenayre's products or the services provided by the Company's customers. The effect of such technological advances on the business of the Company cannot be predicted, and there can be no assurance that such technological advances will not adversely affect Glenayre. While the introduction of more advanced forms of telecommunication may provide opportunities to Glenayre for the development of new products, these advanced forms of telecommunication may reduce the demand for pagers and thus the type of paging transmission systems and related software designed and sold by Glenayre. In addition, there can be no assurance that Glenayre will be able to develop successfully these new products or to provide additional enhancements to its existing products.

COMPETITION

         The Company currently faces competition from a number of other equipment manufacturers, certain of which are larger and have significantly greater resources than the Company, and there can be no assurance that the Company will be able to compete successfully in the future. In addition, manufacturers of wireless telecommunications equipment, including those in the cellular telephone industry, certain of which are larger and have significantly greater resources than the Company, could elect to enter into the Company's markets and compete with Glenayre's products. The Company also faces indirect competition from alternative wireless telecommunications technologies, including cellular telephone services, mobile satellite systems, specialized and private mobile radio systems, digital-based cellular telephone systems and broadband personal communication services. These technologies, among others, are currently in use or under development. Although these technologies are higher priced than traditional paging services or are not yet commercially available, technological improvements could result in increased capacity and efficiency for wireless two-way communication and, accordingly, could result in increased competition for the Company. See "Potential Market Changes from Rapid Technological Advances".

VARIABILITY OF QUARTERLY RESULTS

         The Company's financial results in any quarter are highly dependent upon various factors, including the timing and size of customer orders and the shipment of products for large orders. Large orders from customers can account for a significant portion of products shipped in any quarter. Accordingly, the shipment of products in fulfillment of such large orders can dramatically affect the results of operations of any single quarter. Sales to one customer totaled approximately 13% and 16% of 1994 and 1995 fiscal year net sales, respectively. The customers with whom the Company does the largest amount of business generally change from year to year as a result of the timing for development and expansion of its customers' systems. Furthermore, if a customer delays or accelerates its delivery requirements or a product's completion is delayed or accelerated, revenues expected in a given quarter may be deferred or accelerated into subsequent or earlier quarters. Therefore, annual financial results are more indicative of the Company's performance than quarterly results, and results of operations in any quarterly period may not be indicative of results likely to be realized in the following quarterly periods. In addition, comparisons to the results of the Company's prior quarterly periods may not be appropriate indicators of future quarterly period results.

VOLATILITY OF STOCK PRICE

         The market price of Glenayre Common Stock is volatile. The market price of Glenayre Common Stock could be subject to significant fluctuations in response to variations in Glenayre's quarterly operating results and other factors such as announcements of technological developments or new products by Glenayre, developments in Glenayre's relationships with its customers, technological advances by existing and new competitors, general market conditions in the industry and changes in government regulations. In addition, in recent years conditions in the stock market in general and shares of technology companies in particular have experienced significant price and volume fluctuations which have often been unrelated to the operating performance of these specific companies. Such market fluctuations and economic conditions unrelated to Glenayre may adversely affect the market price of Glenayre's Common Stock.

LIMITS ON PROTECTION OF PROPRIETARY TECHNOLOGY AND INFRINGEMENT CLAIMS

         Glenayre owns or licenses numerous patents used in its operations. Glenayre believes that while these patents are useful to Glenayre, they are not critical or valuable on an individual basis. The collective value of the intellectual property of Glenayre is comprised of its patents, blueprints, specifications, technical processes and cumulative employee knowledge. Although Glenayre attempts to protect its proprietary technology through a combination of trade secrets, patent law, nondisclosure agreements and technical measures, such protection may not preclude competitors from developing products with features similar to Glenayre's products. The laws of some foreign countries in which Glenayre sells or may sell its products, including The Republic of Korea, The People's Republic of China, Saudi Arabia, Thailand, Dubai, India and Brazil, do not protect Glenayre's proprietary rights in the products to the same extent as do the laws of the United States. Although Glenayre believes that its products and technology do not infringe on the proprietary rights of others, Glenayre is currently party to certain infringement claims, and there can be no assurance that third parties will not assert additional infringement claims against Glenayre in the future. If such litigation resulted in Glenayre's inability to use technology, Glenayre might be required to expend substantial resources to develop alternative technology or to license the prior technology. There can be no assurance that Glenayre could successfully develop alternative technology or license the prior technology on commercially reasonable terms. Glenayre does not believe, however, that an adverse resolution of the pending claims would have a material adverse effect on Glenayre.

POTENTIAL CHANGES IN GOVERNMENT REGULATION

         Many of Glenayre's products operate on radio frequencies. Radio frequency transmissions and emissions, and certain equipment used in connection therewith, are regulated in the United States, Canada and internationally. Regulatory approvals generally must be obtained by Glenayre in connection with the manufacture and sale of its products, and by Glenayre's paging service provider and other wireless customers to operate Glenayre's products. There can be no assurance that appropriate regulatory approvals will continue to be obtained, or that approvals required with respect to products being developed for the personal communications services market will be obtained. The enactment by federal, state, local or international governments of new laws or regulations or a change in the interpretation of existing regulations could affect the market for Glenayre's products. Although recent deregulation of international telecommunications industries along with recent radio frequency spectrum allocations made by the Federal Communications Commission ("FCC") in the United States have increased the demand for Glenayre's products by providing users of those products with opportunities to establish new paging and other wireless personal communications services, there can be no assurance that the trend toward deregulation and current regulatory developments favorable to the promotion of new and expanded personal communications services will continue or that other future regulatory changes will have a positive impact on

Glenayre. In February 1996, the FCC released a notice of proposed rule making covering a licensing rule and procedure change on the 929 MHz and 931 MHz as well as certain other paging frequencies which included a freeze on its acceptance of new applications for paging system licenses. In April 1996, the FCC partially lifted this freeze to permit paging service providers to submit expansion applications for paging transmitter sites within 40 miles of their existing sites. As the issuance of new paging system licenses stimulates demand for the Company's products, this freeze may adversely affect sales and the timing of sales of the Company's products in the United States.

FINANCING CUSTOMER PURCHASES FOR DEVELOPMENT OF NPCS MARKET

         The Company expects to finance customer purchases of its products for development of the narrowband personal communications services ("NPCS") market for the build-out of NPCS networks by its customers who recently acquired NPCS licenses auctioned by the FCC (the "NPCS License Holders"). Glenayre has provided customer financing in the past on a selected basis but generally has not extended credit except in accordance with the usual and customary terms of the industry. The NPCS market, including two-way paging, is still in the developmental stages and will require the application of new technology. There can be no assurances that this technology will be developed, that NPCS will be accepted in the marketplace or that NPCS will be commercially viable. The development of the NPCS market will be affected by matters beyond the control of the Company such as technological changes in wireless messaging services, regulatory developments and general economic conditions. Many of the NPCS License Holders with whom the Company expects to enter into customer financing arrangements have limited operating histories, significant debt related to the acquisition of their NPCS licenses and start-up expenses, negative cash flows from operations and some have never generated an operating profit. There can be no assurance that these customers will be able to repay Glenayre for the equipment sold under customer financing arrangements. The Company plans to retain a lien on any equipment for which it provides financing. There can be no assurance that the equipment will be returned in the event of a default or be saleable upon recovery.

INTERNATIONAL BUSINESS RISKS

         Approximately 35% of 1995 fiscal year net sales were generated in markets outside of the United States. International sales are subject to the customary risks associated with international transactions, including political risks, local laws and taxes, the potential imposition of trade or currency exchange restrictions, tariff increases, transportation delays, difficulties or delays in collecting accounts receivable, and, to a lesser extent, exchange rate fluctuations. Although a substantial portion of the international sales of the Company's products and services for fiscal year 1995 was negotiated in U.S. dollars, there can be no assurance that the Company will be able to maintain such a high percentage of U.S. dollar denominated international sales. The Company seeks to mitigate its currency exchange fluctuation risk by entering into currency hedging transactions. The Company also acts to mitigate certain risks associated with international transactions through the purchase of political risk insurance and the use of letters of credit.


                                       3